UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2017 (June 9, 2017)

Emerald Expositions Events, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38076	42-1775077
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31910 Del Obispo Street Suite 200 San Juan Capistrano, California	92675
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 226-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☒

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of Emerald Expositions Events, Inc. (the “Company”) approved grants of restricted stock units in respect of Company common stock (“RSUs”) (which grants represent awards constituting a portion of the approximate value of the remaining shares available for issuance under the Company’s option plan that was in place prior to the Company’s initial public offering), including grants to, among other employees, Philip Evans and Joseph Randall, and a form of Restricted Stock Unit Agreement (the “RSU Agreement”). Each grant of RSUs is subject to the terms and conditions set forth in the RSU Agreement and the Emerald Expositions Events, Inc. 2017 Omnibus Equity Plan (the “Plan”).  Pursuant to the RSU Agreement, each RSU entitles the recipient to receive, following vesting and upon settlement (which shall occur as soon as practicable and in no event later than 15 days after vesting), one share of common stock of the Company (“Common Stock”) and is scheduled to vest in accordance with the vesting schedule set forth therein, subject to the recipient’s continued employment through the applicable vesting date. The RSU Agreement provides for the following potential vesting schedules: (i) 100% of the RSUs vest on the first anniversary of the date of grant  (“Schedule 1”); (ii) 50% of the RSUs vest on each of the first two anniversaries of the date of grant (“Schedule 2”) and (iii) 33 1/3% of the RSUs vest on each of the first three anniversaries of the date of grant (“Schedule 3”) (each vesting date, a “Vesting Date”). Notwithstanding the foregoing, subject to the recipient’s continued employment through the date of a Change in Control (as defined in the Plan), the then-unvested RSUs shall become fully vested upon such Change in Control.

Mr. Evans’ grant consists of 19,048 RSUs that are scheduled to vest in accordance with Schedule 3, and Mr. Randall’s grant consists of 476 RSUs that are scheduled to vest in accordance with Schedule 1, in each case, subject to his continued employment through the applicable Vesting Date or, if earlier, a Change in Control.

The RSU Agreement further provides that upon a termination of employment for any reason, all outstanding and unvested RSUs shall be immediately and automatically forfeited to the Company for no consideration. Upon a termination for Cause (as defined in the RSU Agreement), all outstanding vested and unvested RSUs shall be immediately and automatically forfeited for no consideration. In addition, in the event that the recipient engages in Prohibited Conduct (as defined in the RSU Agreement), the recipient shall immediately forfeit all outstanding RSUs and, if any of the RSUs underlying the award have been settled (the date of any such settlement, a “Payment Date”), and the Committee determines on or before the first anniversary of the Vesting Date for such settled RSUs that the recipient has engaged in Prohibited Conduct, the recipient shall repay and transfer to the Company the number of shares of Common Stock issued to the recipient on that Payment Date (the “Forfeited Shares”) and a cash payment equal to the applicable withholding taxes (if such amount had not been paid in cash by the recipient when the Payment Date occurred). If any of the Forfeited Shares have been sold by the recipient prior to the Company’s demand for repayment, the recipient shall repay to the Company 100% of the proceeds of such sale or sales and a cash payment equal to the applicable employer withholding taxes paid on the Payment Date (if such amount had not been paid in cash by the recipient when the Payment Date occurred).

A recipient shall not be entitled to receive shares of Common Stock underlying vested RSUs unless and until the recipient becomes party to the Company’s Amended and Restated Stockholders’ Agreement dated April 27, 2017 and the Company’s Registration Rights Agreement dated July 19, 2013.

The foregoing description of the RSU Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the RSU Agreement filed as Exhibit 10.1 herewith and the full text of the Plan filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017.

 Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Restricted Stock Unit Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD EXPOSITIONS EVENTS, INC.

Date: June 14, 2017	By:	/s/ David Gosling
David Gosling
Senior Vice President, General Counsel and Secretary